Exhibit 99.1

          Albany International Reports Second-Quarter Financial Results

    Second-Quarter Highlights

    * Net loss per share was $0.47, compared to net income per share of $0.49 for the same period last year. Restructuring-related expenses reduced net income per share by $0.80 during the quarter and $0.02 during the same period in 2003.

    * Net sales were $227.2 million, a decrease of 0.6 percent compared to the same period last year and a decrease of 3.3 percent excluding the effect of changes in currency translation rates.

    * Operating income/loss decreased from income of $28.5 million in 2003 to a loss of $9.6 million in 2004. Restructuring charges reduced operating income $31.1 million during the quarter and $0.9 million during the same period in 2003.

    * Net cash provided by operating activities was $26.9 million during the quarter, compared to $32.0 million for the same period in 2003. The decrease reflects cash payments of approximately $5.0 million related to restructuring activities.

    * Savings from the $30 million restructuring program are expected to be greater than previously announced.

    ALBANY, N.Y., July 22 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported a second-quarter loss of $0.47 per share, compared to net income of $0.49 per share for the same period last year. Restructuring-related expenses reduced net income by $0.80 per share during the quarter and $0.02 during the same period in 2003.

    The following table summarizes effects on net income per share:

                                                          Second Quarter
                                                        2004           2003

    Earnings per share before special items:           $0.33          $0.51

     Restructuring-related expenses:
      Restructuring charges                            (0.66)         (0.02)
      Income tax charge related to restructuring
       activities                                      (0.14)

    Net income/loss per share                         $(0.47)         $0.49

    Net sales decreased $1.3 million, or 0.6 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales were down 3.3 percent. The decrease in net sales is due principally to weak paper machine clothing (PMC) demand and share-of-market loss in certain regions.
    In response to a comment letter received from the U.S. Securities and Exchange Commission (SEC), as part of their periodic review of public company annual reports mandated under the Sarbanes-Oxley Act, the Company changed its policy of recording outbound freight cost. In past financial reports, the Company reported these costs as a deduction in the computation of net sales. The Company has revised its policy to include such freight costs in "cost of goods sold." The amounts reported in this release, including prior period data, reflect that change. The effect of other SEC comments, relating primarily to enhancements to certain accounting presentations and management's discussion and analysis, will be reflected in future annual and periodic reports.

    Following is a table of net sales by segment and the effect of changes in currency translation rates:


                                           Increase in
                                         second-quarter    Percent Change
                                          2004 net sales
                                         due to changes             Excluding
                Net sales as reported      in currency               Currency
              Three months ended June 30,  translation                 Rate
   (in thousands)  2004         2003         rates      As Reported   Effect
    Engineered
     Fabrics     $182,680     $190,500       $4,391       -4.1%       -6.4%
    Albany Door
     Systems       25,662       24,307        1,034        5.6%        1.3%
    Applied
     Technologies  18,867       13,671          770       38.0%       32.4%
    Total        $227,209     $228,478       $6,195       -0.6%       -3.3%

    Gross profit was 38.8 percent of net sales in the second quarter of 2004, compared to 41.0 percent in the second quarter of 2003. The reclassification of freight costs had no effect on the amount of gross profit, but reduced second-quarter gross profit as a percentage of net sales by 0.9 percent in both 2004 and 2003. The decrease in gross profit as a percentage of net sales is due principally to lower Engineered Fabrics net sales and $2.3 million ($0.05 per share) of costs related to equipment relocations and production inefficiencies. These costs result from moving production from locations being shut down to other company operations and cannot be categorized as restructuring costs for accounting purposes.
    Selling, technical, general, and research expenses increased 3.7 percent compared to the same period last year and 1.0 percent excluding the effect of changes in currency translation rates. The increase is due principally to higher wages and travel costs.
    Operating income/loss was a loss of $9.6 million in the second quarter of 2004, compared to income of $28.5 million in 2003. Operating income was reduced by restructuring charges of $31.1 million in 2004, which include $4.7 million of non-cash items related to scrapping equipment in facilities that are being closed. Restructuring charges in the second quarter of 2003 were $0.9 million.
    During the second quarter, the Company initiated the final phase of its previously announced $30 million restructuring program. The Company will continue to incur expenses related to this program during the balance of 2004. Additional charges for terminations and related equipment relocations will approximate $5 million during the second half of the year. Annual savings from this program are expected to be approximately $39 million.
    For the second quarter of 2004, income tax expense was a benefit of $0.1 million on a loss before income taxes of $15.8 million. The second-quarter income tax benefit was reduced by the effect of a $4.6 million ($0.14 per share) tax valuation allowance related to the tax-loss-carry forward generated by the restructuring activities. The Company expects its income tax rate for the second half, before special items, to be approximately 30 percent.
    Total year-to-date net sales were 3.5 percent higher than last year. Excluding the effect of changes in currency translation rates, net sales were down 2.2 percent. Following is a table of year-to-date net sales by segment and the effect of changes in currency translation rates:


                                           Increase in    Percent Change
                                          2004 net sales
                                         due to changes             Excluding
                 Net sales as reported     in currency               Currency
                Six months ended June 30,  translation                 Rate
   (in thousands)  2004         2003         rates      As Reported   Effect
    Engineered
     Fabrics     $371,159     $370,878      $18,555        0.1%       -4.9%
    Albany Door
     Systems       53,494       47,200        4,360       13.3%        4.1%
    Applied
     Technologies  33,862       25,139        2,241       34.7%       25.8%
    Total        $458,515     $443,217      $25,156        3.5%       -2.2%

    For the first six months of 2004, gross profit as a percentage of net sales was 39.2 percent, compared to 41.5 percent for the first six months of last year. The decrease is principally due to costs associated with plant-shutdown activities and lower Engineered Fabrics sales excluding the effect of changes in currency translation rates. The reclassification of freight costs reduced gross profit as a percentage of sales by 0.9 percent in each of 2004 and 2003.

    Liquidity and Capital Resources
    Net cash provided by operating activities was $26.9 million during the second quarter of 2004, compared to $32.0 million for the same period of 2003. The decrease includes approximately $5.0 million related to severance payments and machine relocations. It is anticipated that additional payments for these purposes of about $13.5 million in the third quarter and $10.0 million in the fourth quarter will be funded by cash from operations. Additionally, the Company anticipates that it will make a contribution of $20 million to its United States pension plan during the third quarter.
    Inventories increased $1.1 million, and accounts receivable increased $0.7 million during the second quarter of 2004 excluding the effect of changes in currency translation rates. Inventory levels during the relocation of production in connection with restructuring will likely remain slightly higher than normal to ensure customer coverage.
    Capital spending during the quarter was $11.2 million. Capital spending is expected to be approximately $12 million in the third quarter and approximately $14 million in the fourth quarter. Full-year capital spending is expected to be approximately $52 million, as compared to full-year depreciation and amortization of $54 million.
    During the quarter, the Company purchased an additional 65,700 of its shares at an average price of $29.88 per share and remains authorized to purchase an additional 553,100 shares without further notice.

    Comments on Operations:
    Chairman and Chief Executive Officer Frank Schmeler commented, "Paper and paperboard manufacturers increased production in many regions during the second quarter. However, reductions in global PMC demand, and the Company's previously disclosed decision to decline certain sales opportunities that did not meet profit objectives, resulted in a decline in sales for the quarter. A number of factors appear to be adversely impacting PMC demand. In North America and Europe, some customers are running PMC longer and modifying PMC inventory practices to reduce overall PMC inventories. In addition, the overall global PMC market appears to have shifted and contracted over the last several quarters.
    "As previously reported, the Company's net sales of Engineered Fabrics, excluding the effects of changes in currency translation rates, declined in each of the last two years. Such declines continued during the first half of 2004, even though paper and paperboard operating rates improved. Industry consolidation by paper and paperboard manufacturers, especially in North America, has resulted in the closure of older mills and the shutdown of less efficient machines, shifting more paper production to newer, more efficient paper machines that require fewer PMC fabrics per ton of paper produced. This trend has been most evident in the dryer section, as the consumption of dryer fabrics on these more efficient machines in North America appears to have declined by 10 percent. As a result of these factors, North American PMC shipments declined 4 percent during the quarter, while North American paper and paperboard production increased 3 percent.
    "In Europe, PMC industry shipments remained flat during the first half of 2004, in spite of reported increases in paper and paperboard production during this period. Although European PMC industry shipments declined slightly in dryer fabrics, the total PMC market for all forms of PMC remained essentially unchanged over the last several quarters. In contrast, the PMC market in Asia appears to be growing at a pace equal to the growth of paper and paperboard production in the region.
    "Since major consolidation and capacity rationalization in the paper industry appears to be largely completed, the Company expects the negative impact of these changes on PMC demand in future periods will be minimized.
    "As previously reported, the Company continues to decline business that fails to meet its profit objectives. Our strategy to grow our business focuses on documenting to our customers the economic value of our products and services. We remain convinced that our customers will pay for value where it can be demonstrated.
    "Our restructuring efforts further contributed to the shortfall in earnings in the second quarter. As we closed plants, reduced our work force, and transferred equipment and processes to other Albany facilities, we focused on providing our customers timely delivery of products. During this process, we incurred additional operating costs. As the disruption associated with the restructuring activities lessens, we expect these costs will be largely eliminated by the fourth quarter."

    Engineered Fabrics
    (This segment includes paper machine clothing and process belts (PMC) used in the manufacture of paper and paperboard products, and engineered products for the nonwovens and pulp industries.)
    Second-quarter net sales for the Engineered Fabrics segment decreased 4.1 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 6.4 percent compared to the second quarter of 2003. The sales decrease resulted from weak PMC demand due to customer PMC inventory adjustments, longer fabric life due to product enhancements, the impact of the more efficient installed paper machine base, and loss of some unprofitable business due to price. Despite having "walked away" from some unattractive business during the period, the Company's share of the global PMC market remained relatively constant.

    North America
    In the United States, Canada, and Mexico, paper and paperboard operating rates improved over the second quarter of last year, although shipments of PMC declined. For the quarter, net sales in North America were 3.9 percent behind last year. Excluding the effect of changes in currency translation rates, net sales decreased 3.8 percent compared to 2003. Year-to-date net sales decreased 2.6 percent and decreased 3.6 percent excluding the effect of changes in currency translation rates. Changes in customer inventory practices by some customers had a negative impact on sales for the quarter.

    Europe
    In Europe, industry shipments of PMC remained flat while paper and paperboard production increased based on the most recent industry report. Second-quarter net sales increased 1.1 percent over the same quarter in 2003 and decreased 5.1 percent excluding the effect of changes in currency translation rates. Year-to-date net sales increased 5.9 percent and decreased
4.4 percent excluding the effect of changes in currency translation rates. Many customers in Europe are running fabrics longer and are reducing their PMC inventories. While the reduction of inventory has the effect of disrupting PMC shipments in the short term, it provides mutual benefit in inventory management.

    Pacific
    Second-quarter net sales in the Pacific region decreased 10.2 percent compared to the same period last year and decreased 12.6 percent excluding the effect of changes in currency translation rates. Year-to-date net sales decreased 3.3 percent and decreased 7.1 percent excluding the effect of changes in currency translation rates. During the second quarter of 2004, net sales were adversely affected by customer PMC inventory practices and the absence of new machine start-ups. Sales in this region commonly fluctuate based on the timing of new machine start-ups. The Company expects the impact of inventory practices will be minimized in future quarters. Net sales in China, the largest potential market in Asia, were flat compared to the second quarter of last year, but remain well ahead of 2003 six-months results.

    Albany Door Systems
    (This segment includes sales and service of high-performance doors and aftermarket sales to a wide variety of industrial customers.)
    Net sales increased 5.6 percent compared to the second quarter of 2003 and increased 1.3 percent excluding the effect of changes in currency translation rates. Year-to-date net sales increased 13.3 percent and increased 4.1 percent excluding the effect of changes in currency translation rates. New product introductions and improvement in aftermarket sales provided sales gains in spite of continued softness in key markets. Improvements in segment earnings resulted from efficiency gains.

    Applied Technologies
    (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); and industrial insulation products (High Performance Materials).)
    Second-quarter net sales in this segment increased 38.0 percent compared to the same period in 2003 and increased 32.4 percent excluding the effect of changes in currency translation rates. Year-to-date net sales increased 34.7 percent and increased 25.8 percent excluding the effect of changes in currency translation rates. Increased sales of filtration products and sales growth for both PrimaLoft and Techniweave operations contributed to the stronger quarter. Sales and earnings for the segment benefited from increased customer spending levels, new products, and improved efficiency.

    Looking Ahead
    Mr. Schmeler continued, "In spite of the market impact of our customers' consolidation and continued pricing pressure in some PMC markets, we remain optimistic about our potential for revenue and earnings growth. In each of our industries served, we look for growth due to our ability to create value with products and services. Using the Albany Value Concept, we are making a difference for our customers and providing new opportunities every day. At the same time, our employees are using the Albany Value Concept internally to create best-practice opportunities and a common business culture focused on delivering value to customers and, ultimately, shareholders. The Albany Value Concept, combined with our new product development efforts, has resulted in a very strong new product portfolio. For our customers, these new products improve their operations and the profitability of their businesses. We believe this value and technology focus provides our best opportunity for growth and improvements for our customers.
    "On the cost side, our restructuring activities resulted in removing more costs than previously announced. The apparent adjustment of the PMC market size makes these additional gains especially important. We will complete our product transitions in the third quarter and expect to eliminate the disruptions resulting from the restructuring activities by the end of the fourth quarter.
    "Recent sales and earnings growth in the Applied Technologies segment is encouraging and reflects both efficiency and market improvements. New product opportunities in this segment will assist in sustaining market momentum.
    "The Albany Door System segment, while improving, has yet to return to expected business levels, principally due to continuing market softness in Germany. With efficiency improvements in place and underway, new product introductions in full rollout, and expansion of aftermarket efforts, we expect further improvements in this segment in the second half.
    "Through the first half, our employees continued to focus on the tasks of supporting our customers, completing the restructuring initiatives, and ensuring our success."
    The Company plans a live webcast to discuss second-quarter 2004 financial results on Friday, July 23, 2004, at 9:00a.m. Eastern time. For access go to http://www.albint.com.

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at http://www.albint.com.

    This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the Company's financial condition, results of operations, and cash flows. Earnings per share before special items is calculated by adding back to net income per share certain individually significant items that affect the comparability of reporting periods.
    The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.
    Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2003 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.


                          ALBANY INTERNATIONAL CORP.
         CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                 (unaudited)

                     (in thousands except per share data)


       Three Months Ended                              Six Months Ended
            June 30,                                        June 30,
       2004          2003                               2004        2003

    $227,209      $228,478    Net sales              $458,515    $443,217
     139,069       134,812    Cost of goods sold      278,597     259,226

      88,140        93,666    Gross profit            179,918     183,991
                                Selling, technical,
                                 general and
      66,660        64,270       research expenses    133,812     126,058
      31,075           851      Restructuring, net     42,668       1,682

      (9,595)       28,545    Operating (loss)/income   3,438      56,251
       3,886         3,535      Interest expense, net   7,540       7,406
       2,340         2,138      Other expense, net      8,127       3,347

                              (Loss)/income before
     (15,821)       22,872     income taxes           (12,229)     45,498
                              Income tax
        (104)        6,890     (benefit)/expense          113       8,434

                              (Loss)/income before
     (15,717)       15,982     associated companies   (12,342)     37,064
                              Equity in earnings/
                               (losses) of associated
         299            (7)    companies                  217         (95)

     (15,418)       15,975    Net (loss)/income       (12,125)     36,969

                              Retained earnings,
     434,330       406,819     beginning of period    433,407     387,609
      (2,318)       (1,799)   Dividends declared       (4,688)     (3,583)

                              Retained earnings, end
    $416,594      $420,995     of period             $416,594    $420,995


                              Earnings per share - basic:
      ($0.47)        $0.49     Net (loss)/income       ($0.36)      $1.14

                              Earnings per share - diluted:
      ($0.47)        $0.48     Net (loss)/income       ($0.36)      $1.12


                              Average number of
                               shares used in basic
                               earnings per share
      33,094        32,605     computations            33,345     32,522
                              Average number of
                               shares used in diluted
                               earnings per share
       33,094       33,163     computations            33,345     33,009

        $0.07        0.055    Dividends per share       $0.07      $0.11


                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                 (unaudited)
                                                  June 30         December 31,
                                                    2004              2003
    ASSETS
      Cash and cash equivalents                    $82,206           $78,822
      Accounts receivable, net                     144,270           151,157
      Note receivable                               19,418            21,814
      Inventories:
        Finished goods                              93,024            93,787
        Work in process                             57,151            53,936
        Raw material and supplies                   31,063            29,805
                                                   181,238           177,528

      Deferred taxes                                35,818            33,314
      Prepaid expenses                               6,374             8,067
          Total current assets                     469,324           470,702

      Property, plant and equipment, net           351,609           370,280
      Investments in associated companies            5,938             5,278
      Intangibles                                   15,147            15,790
      Goodwill                                     156,239           159,543
      Deferred taxes                                64,229            70,450
      Cash surrender value of life
       insurance policies                           33,546            32,399
      Other assets                                  16,346            21,274
          Total assets                          $1,112,378        $1,145,716

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes and loans payable                       $8,125            $5,250
      Accounts payable                              32,764            35,080
      Accrued liabilities                          142,547           122,550
      Current maturities of long-term
       debt                                          1,916             1,949
      Income taxes payable and deferred             10,006            20,475
          Total current liabilities                195,358           185,304

      Long-term debt                               213,952           214,894
      Other noncurrent liabilities                 152,674           153,811
      Deferred taxes and other credits              34,465            37,052
          Total liabilities                        596,449           591,061

    Commitments and Contingencies                        -                 -

    SHAREHOLDERS' EQUITY
      Preferred stock, par value $5.00
       per share; authorized 2,000,000 shares;
       none issued                                       -                 -
      Class A Common Stock, par value
       $.001 per share; authorized 100,000,000
       shares; issued 32,908,400 in 2004 and
       32,548,938 in 2003                               33                33
      Class B Common Stock, par value
       $.001 per share; authorized 25,000,000
       shares; issued and outstanding 3,236,476
       in 2004 and 3,236,476 in 2003                     3                 3
      Additional paid in capital                   289,877           280,734
      Retained earnings                            416,594           433,407
      Accumulated items of other
       comprehensive income:
        Translation adjustments                    (75,858)          (65,613)
        Derivative valuation adjustment             (6,652)           (8,840)
        Pension liability adjustment               (39,579)          (39,579)
                                                   584,418           600,145
      Less treasury stock (Class A), at
       cost (3,014,537 shares in 2004 and
       2,190,038 shares in 2003)                    68,489            45,490
          Total shareholders' equity               515,929           554,655
          Total liabilities and
           shareholders' equity                 $1,112,378        $1,145,716


                           ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                       Six Months Ended
                                                            June 30,
                                                      2004             2003
      OPERATING ACTIVITIES
      Net (loss)/income                            ($12,125)         $36,969
      Adjustments to reconcile net cash
       provided by operating activities:
        Equity in (earnings)/losses of
         associated companies                          (217)              95
        Depreciation                                 26,907           25,567
        Amortization                                  1,831            2,550
        Provision for deferred income
         taxes, other credits and long-
         term liabilities                             3,697            3,410
        Provision for write-off of
         equipment                                   11,620                -
        Provision for impairment of
         investment                                   4,000                -
        Increase in cash surrender value
         of life insurance                           (1,525)          (1,470)
        Change in unrealized currency
         transaction gains and losses                 7,367           (1,199)
        Loss/(gain) on disposition of
         assets                                         736             (529)
        Shares contributed to ESOP                    3,560            3,528
        Tax benefit of options exercised              1,110              322
      Changes in operating assets and
       liabilities:
        Accounts receivable                           1,659            6,885
        Sale of accounts receivable                  (5,326)          (2,603)
        Note receivable                               2,396           (1,290)
        Inventories                                  (6,402)          (2,742)
        Prepaid expenses                              1,590           (1,535)
        Accounts payable                             (1,598)          (9,331)
        Accrued liabilities                          21,240            6,826
        Income taxes payable                        (10,643)            (558)
        Other, net                                    1,495             (615)
        Net cash provided by operating
         activities                                  51,372           64,280

      INVESTING ACTIVITIES
        Purchases of property, plant and
         equipment                                  (26,426)         (18,702)
        Purchased software                             (383)            (423)
        Proceeds from sale of assets                  1,246            3,824
        Net cash used in investing
         activities                                 (25,563)         (15,301)

      FINANCING ACTIVITIES
        Proceeds from borrowings                     14,489           34,532
        Principal payments on debt                  (12,476)         (36,161)
        Purchase of treasury shares                 (23,120)               -
        Proceeds from options exercised               4,426            2,248
        Debt issuance costs                          (1,555)               -
        Dividends paid                               (4,716)          (3,568)
        Net cash used in financing
         activities                                 (22,952)          (2,949)

      Effect of exchange rate changes on
       cash flows                                       527           (5,664)

      Increase in cash and cash
       equivalents                                    3,384           40,366
      Cash and cash equivalents at
       beginning of year                             78,822           18,799
      Cash and cash equivalents at end of
       period                                       $82,206          $59,165

SOURCE  Albany International Corporation
    -0-                             07/22/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications, Albany International Corporation, +1-518-445-2214/
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International Corporation
ST:  New York
IN:  PAP REA TEX MAC
SU:  ERN CCA